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                                                                   Exhibit 23.2



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors:
United Video Satellite Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-72272, No. 333-2866 and No. 333-2978) on Form S-8 of United Video Satellite Group, Inc. of our report dated February 15, 1999, with respect to the combined balance sheets of Netlink Wholesale Division as of December 31, 1998 and 1997, and the related combined statements of operations and equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in this current report on Form 8-K dated February 23, 1999.

                                         KPMG LLP

Denver, Colorado
February 23, 1999